EXECUTIVE SERVICES AND SEPARATION AGREEMENT

This Executive Services and Separation Agreement (the “Agreement”) is entered into as of this 11th day of December 2017 between Ethan Chuang (the “Executive”) and Mercari Communications Group, Ltd. (the “Company”).

The Executive has been employed by the Company as an officer and has served as a director of the Company;

The Company and the Executive have agreed to terminate their relationship and the Company has determined to compensate the Executive for services rendered as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged by each party, the Executive and the Company agree as follows:

1.	Termination of Relationship. The Executive’s engagement by the Company and his service as a director of the Company shall terminate on the date the Company acquires AiXin (BVI) International Group Co., Ltd. (the “Separation Date”). The Executive acknowledges that he has received, or will receive pursuant to the terms of this Agreement, any and all payment for wages, accrued unused vacation, if any, other fringe benefits, if any, equity compensation, if any, and reimbursable and properly documented and submitted business expenses, if any, to which the Executive is entitled through the Separation Date.

2.	Release. Except as provided in this Agreement, the Company hereby releases Executive from, and agrees not to bring any action, suit or proceedings against Executive, with respect to any acts or omissions disclosed by Executive to, or known by, independent members of the Company’s Board of Directors prior to the Separation Date.

3.	Consideration. In consideration for the Executive’s services, releases, promises, and representations in this Agreement and provided the Executive complies with his obligations under this Agreement, the Company will issue to Executive 15,074,695 shares of the common stock of the Company.

4.	General Release and Agreement Not to Sue. In exchange for the issuance of the shares provided for herein, the Executive hereby releases the Company from, and agrees not to bring any action, suit or proceedings against the Company, with respect to any acts or omissions prior to the Separation Date.

5.	Consulting, Cooperation and Assistance.

A.	Cooperation and Assistance. For 12 months following the Separation Date, the Executive will voluntarily cooperate with the Company in connection with any matters or issues related to his engagement with the Company and his service as a director of the Company. Executive will voluntarily provide thorough and accurate information and testimony to or on behalf of the Company or any of its subsidiaries or any other entity related to the Company as relates to matters in which he was involved, regarding any investigation, litigation, or claims initiated by or brought or threatened against the Company, including any government agency investigation, or any dispute between the Company and any current employee, former employee, agent, consultant, vendor, supplier, or customer of the Company arising from or related to any act or omission that actually or allegedly occurred during the Executive’s engagement by the Company. Except as may be required by law, the Executive will not disclose or discuss with anyone who is not directing or assisting the Company in any investigation, litigation, claim, or dispute covered by the previous sentence, other than the Executive’s attorney, the fact of or the subject matter of the investigation, litigation, claim, or dispute. The Executive will cooperate fully with the Company as relates to matters in which he was involved, in promptly supplying thorough and accurate information and testimony during the handling or resolution of any such investigation, litigation, claim, or dispute. If the Executive receives a subpoena, becomes subject to any legal obligation that may require him to take any action otherwise prohibited by this section, or receives any request, whether informal or formal, to provide information he shall, as soon as possible but in any case within five days, provide notice of that fact to the Company.

B.	Other Employment. Nothing in this Section prevents Executive from accepting and beginning full time employment with another employer.

6.	Confidential Information and Return of Company Property.

a.	The Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company obtained during the course of his employment by the Company is the property of the Company. The Executive will never, directly or indirectly, disclose, publish or use any Confidential Information of which the Executive has become aware, whether or not such information was developed by him. All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the common law.
b.	As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company, in connection with its businesses, including but not limited to:

i.	products or services, unannounced products or services, product or service development information (or other proprietary product or service information);

ii.	fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties or suppliers, or received from any such person or entity;

iii.	accounting or financial records;

iv.	strategic business plans;

v.	information system applications or strategies;

vi.	customer and vendor lists and employee lists and directories;

vii.	marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

viii.	accounting and business methods;

ix.	legal advice and/or attorney work product;

x.	trade secrets and other proprietary information;

xi.	information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

xii.	nonpublic information that was acquired by the Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

c.	Notwithstanding Section 6.b, Confidential Information does not include any information that: (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of the Executive; or (iii) has been published in a form generally available to the public before the Executive proposes to disclose, publish, or use such information.

d.	The Executive agrees that on the Separation Date he will return to the Company all Confidential Information and all property of the Company that is in the Executive’s possession, custody or control, including but not limited to all originals, copies, or embodiments of any:

i.	keys and access cards;

ii.	computer hardware (including but not limited to all personal computers, laptop computers, iPhones, Blackberries, other personal data assistants, back-up drives and the contents thereof, as well as any passwords or codes needed to operate such equipment;

iii.	computer software and programs, data, diskettes, CDs, DVDs, thumb-drives or other removable data storage devices, and other embodiments of electronic data (including, without limitation, any materials in any online or other third party storage media, as well as any passwords or codes needed to access such software, programs, data, and storage media);

iv.	materials, papers, books, files, memoranda, correspondence, e-mails, notes, documents, records, photographs, manuals, notebooks, program listings, flow charts, policies, customer information, customer lists, vendor information and lists, pricing information, marketing information, specifications, plans, data base information and/or lists, and mailing lists, that the Executive has or had relating to the Company, or any customers, contractors, vendors, agents, employees, plans, designs, contracts, agreements, strategies, inventions, systems, policies, and/or practices (whether those materials are on paper or in an electronic format).

The Executive agrees not to keep any originals, copies, or embodiments of any such property or information in any form, and not to disclose their contents to any other person.

7.	No Admission. This Agreement is not an admission by any of the either party to this Agreement that any action that either or any of them has taken or has failed to take with respect to the other party was wrongful, unlawful, in violation of any local, state, or federal constitution, law, statute or regulation, or capable of inflicting any damages or injury on such other party, and Executive and the Company specifically deny any such wrongdoing or violation.

8.	Mutual Non-Disparagement. The Executive agrees not to make any oral or written statement to anyone that disparages the Company. The Company agrees that its officers and directors will not make any oral or written statement to anyone that disparages the Executive.

9.	Entire Agreement. This Agreement (including the Appendices) contains the entire agreement and understanding between the Executive and the Company concerning any of the matters described herein, and supersedes any and all prior agreements (including any employment agreement), discussions, negotiations, understandings, and proposals of the parties. The terms of this Agreement cannot be changed except in a later document signed by the Executive and an authorized officer of the Company.

10.	Governing Law; Venue. This Agreement shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflicts of laws. The parties will bring and pursue any legal or equitable proceeding relating to or arising under this Agreement only in the courts of New York County, New York. Each party consents to and agrees never to challenge the personal jurisdiction or venue of those courts, and agrees that they are a fair and convenient place to conduct any such proceeding.

11.	No Presumption. This Agreement shall be interpreted and construed as if all of its provisions were drafted jointly by the parties, and no party is entitled to the benefit of any rule of construction with respect to the interpretation of any term, condition, or provision in favor or against any drafter of this Agreement. This Agreement shall be interpreted and construed in accordance with the plain meaning of its terms and not strictly for or against either party.

12.	Headings. The headings in this Agreement are for the convenience of the parties and shall not affect its meaning or interpretation.

13.	No Waiver. Either party’s failure to insist upon strict compliance with any part of this Agreement, or its failure to assert any right it may have hereunder, will not be considered a waiver of that or any other part of or right under this Agreement unless the waiver is in writing and signed by the party that is waiving its rights.

14.	Binding. The terms of this Agreement shall be binding upon and inure to the benefit of the heirs, estates, predecessors, affiliates, assigns, attorneys, officers, directors, employees, agents and representatives of the parties.

15.	Knowing and Voluntary Waiver. The Executive acknowledges and agrees that:

a.	he has carefully read all parts of this Agreement and fully understands their meaning;

b.	he had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it;

c.	the Company hereby has advised him that he should consult with an attorney before signing it;

d.	he is signing this Agreement knowingly, voluntarily, and without any coercion or duress; and

e.

the only consideration the Executive is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations of any kind have been made to cause her to sign it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

Mercari Communications Group, Ltd.

By:	/s/ Quanzhong Lin	/s/ Ethan Chuang
	Quanzhong Lin	Ethan Chuang
Chief Executive Officer